Exhibit 10.1

SUPER HI INTERNATIONAL HOLDING LTD.

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RULES RELATING TO THE

SUPER HI INTERNATIONAL HOLDING LTD.

SHARE AWARD SCHEME

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1.	DEFINITIONS AND INTERPRETATION

1.1	In these Scheme Rules, unless the context otherwise requires, each of the following words and expressions shall have the meaning respectively shown opposite to it:

“Actual Selling Price”	the actual price at which the Award Shares are sold (net of brokerage, Stock Exchange trading fee, SFC transaction levy and any other applicable costs) on vesting of an Award pursuant to the Scheme or in the case of a vesting when there is an event of change in control or privatisation of the Company pursuant to Rule 14.1, the consideration receivable under the related scheme or offer;

“Adoption Date”	24 June 2022, being the date on which the Board approved this Scheme;

“Articles”	the articles of association of the Company currently in force;

“associate”	shall have the meaning as set out in the Listing Rules;

“Award”	an award granted by the Board to a Selected Participant, which may vest in the form of Award Shares or the Actual Selling Price of the Award Shares in cash, as the Board may determine in accordance with the terms of the Scheme Rules;

“Award Letter”	shall have the meaning as set out in Rule 8.1;

“Award Period”	the period commencing on the Adoption Date, and ending on the Business Day immediately prior to the 10th anniversary of the Adoption Date;

“Award Shares”	the Shares granted to a Selected Participant in an Award;

“Board”	the board of directors of the Company (please also refer to Rule 1.2(f), from time to time;

“Business Day”	any day on which the Stock Exchange is open for the business of dealing in securities;

“Company”	SUPER HI INTERNATIONAL HOLDING LTD.;

“connected person”	shall have the meaning as set out in the Listing Rules;

“Employee”	any employee (whether full-time or part-time employee) of any members of the Group or Related Entities provided that the Grantee shall not cease to be an Employee in the case of (a) any leave of absence approved by the Company or Related Entities; or (b) transfer amongst the Company, Related Entities or any successor, and provided further that an Employee shall, for the avoidance of doubt, cease to be an Employee with effect from (and including) the date of termination of his or her employment;

“Eligible Person”	any individual, being (1) an employee or a director of any member of the Group, (2) a Related Entity Participant, or (3) a Service Provider who the Board or its delegate(s) considers, in their sole discretion, to have contributed or will contribute to the Group; however, no individual who is resident in a place where the grant, acceptance or vesting of an Award pursuant to the Scheme is not permitted under the laws and regulations of such place or where, in the view of the Board or its delegate(s), compliance with applicable laws and regulations in such place makes it necessary or expedient to exclude such individual, shall be entitled to participate in the Scheme and such individual shall therefore be excluded from the term Eligible Person;
“Grant Date”	the date on which the grant of an Award is made to a Selected Participant, being the date of an Award Letter;
“Group”	the Company and its Subsidiaries from time to time, and the expression member of the Group shall be construed accordingly;
“Holdcos”	Super Hi Ltd. and Super Hi International Ltd., two companies incorporated under the laws of the British Virgin Islands, which are direct wholly-owned subsidiaries of the Trustee as trustee of the Trusts and designated in writing by the Trustee;
“Hong Kong”	the Hong Kong Special Administrative Region of the People’s Republic of China;
“Listing Date”	the date on which dealings in our Shares first commence on the Main Board of the Stock Exchange;
“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;
“on-market”	the acquisition of Shares of the Company through one or more transactions through the facilities of the Stock Exchange in accordance with the Listing Rules and any other applicable laws and regulations;
“Purchase Price”	The purchase price (if any) payable to the Company for the Award Shares pursuant to an Award;
“Related Entity”	the holding companies, fellow subsidiaries or associated companies of the Company;
“Related Entity Participants”	directors and employees of the Related Entity;

“Returned Shares”	such Award Shares that are not vested and/or are forfeited in accordance with the terms of the Scheme, or such Shares being deemed to be Returned Shares under the Scheme Rules;
“Scheme”	the share award scheme adopted by the Company in accordance with these Scheme Rules on the Adoption Date;
“Scheme Limit”	shall have the meaning set out in Rule 15.1;
“Scheme Rules”	the rules set out herein relating to the Scheme as amended from time to time;
“Selected Participant”	any Eligible Person approved for participation in the Scheme and who has been granted any Award pursuant to Rule 6.1 or Rule 6.2;
“SFC”	the Securities and Futures Commission of Hong Kong;
“SFO”	the Securities and Futures Ordinance (Chapter 571 of the laws of Hong Kong);
“Shareholders”	the shareholders of the Company;
“Service Provider”	Persons who provide services to the Group on a continuing or recurring basis in its ordinary and usual course of business which are in the interests of the long term growth of the Group, includes: (i) external technical consultants that provide intelligent technology support services to the Group; (ii) research and development consultants that provide support services to the Group in relation to the research and development of food courses, soup bases and other products of the Group; (iii) marketing consultants that provide research, promotion and marketing services to the Group; and (iv) other consultants or advisors that may be engaged by the Group from time to time. For the avoidance of doubt, (i) placing agents or financial advisors providing advisory services for fundraising, mergers or acquisitions, or (ii) professional service providers such as auditors or valuers who provide assurance or are required to perform their services with impartiality and objectivity should be excluded for the purposes of the Scheme;
"Service Provider Sublimit"	shall have the meaning set out in Rule 15.2;
“Shares”	ordinary shares with a nominal value of US$0.000005 each in the share capital of the Company, or, if there has been a sub-division, consolidation, re-classification or re-construction of the share capital of the Company, shares forming part of the ordinary share capital of the Company of such other nominal amount as shall result from any such sub-division, consolidation, re-classification or re-construction;

“Stock Exchange”	The Stock Exchange of Hong Kong Limited;
“Subsidiary” or “Subsidiaries”	any subsidiary (as the term is defined in the Listing Rules) of the Company;
"Substantial Shareholder"	shall have the meaning set out in the Listing Rules;
“Taxes”	shall have the meaning as set out in Rule 10.8;
“Trusts”	SUPER HI INTERNATIONAL HOLDING LTD. SHARE AWARD SCHEME TRUST and SUPER HI INTERNATIONAL HOLDING LTD. SHARE AWARD SCHEME TRUST II, the trusts constituted by the Trust Deeds to service the Scheme;
“Trust Deeds”	a trust deed entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time) in relation to the establishment of SUPER HI INTERNATIONAL HOLDING LTD. SHARE AWARD SCHEME TRUST II and Award Shares to be granted to connected persons of the Group, and an amended and restated trust deed entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time) in relation to the establishment of SUPER HI INTERNATIONAL HOLDING LTD. SHARE AWARD SCHEME TRUST and Award Shares to be granted to Selected Participants who are not connected persons of the Group;
“Trustee”	Futu Trustee Limited, the trustee (which is/are independent of and not connected with the Company) appointed by the Company for the administration of the Scheme or any additional or replacement trustee(s);
“US$”	United States dollars, the lawful currency of United States;
“Vesting Date”	the date or dates, as determined from time to time by the Board, on which the Award (or part thereof) is to vest in the relevant Selected Participant as set out in the relevant Award Letter pursuant to Rule 8.1, unless a different Vesting Date is deemed to occur in accordance with Rule 14.1;
“Vesting Notice”	shall have the meaning as set out in Rule 10.4.

1.2	In these Scheme Rules, except where the context otherwise requires:

(a)	references to Rules are to rules of the Scheme Rules;

(b)	references to times of the day are to Hong Kong time;

(c)	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

(d)	a reference, express or implied, to statutes, statutory provisions or the Listing Rules shall be construed as references to those statutes, provisions or rules as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes, provisions or rules of which are re-enacted (whether with or without modification) and shall include any orders, regulations, instruments, subsidiary legislation, other subordinate legislation or practice notes under the relevant statute, provision or rule;

(e)	unless otherwise indicated, the Board can make determinations in its absolute discretion and if the Board delegates its authority to administer the Scheme to a committee of the Board or other person(s), the committee of the Board or such other person(s) shall enjoy the same absolute discretion;

(f)	a reference to “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(g)	words importing the singular include the plural and vice versa, and words importing a gender include every gender;

(h)	headings are included in the Scheme Rules for convenience only and do not affect its interpretation; and

(i)	references to any statutory body shall include the successor thereof and any body established to replace or assume the functions of the same.

2.	PURPOSE OF THE SCHEME

The purpose of the Scheme is recognizing the contributions by the Eligible Persons in order to incentivize them to remain with the Group or to provide consulting services to the Group, and to motivate them to strive for the future development and expansion of the Group.

3.	CONDITIONS

3.1	The Scheme is conditional upon:

(a)	the passing of a resolution by the Shareholders to approve the adoption of the Scheme and to authorise the Board to grant Awards under the Scheme and to allot and issue, procure the transfer of and otherwise deal with the Award Shares in connection with the Scheme; and

(b)	the Stock Exchange granting the listing of and permission to deal in any Award Shares underlying any Awards which may be granted pursuant to the Scheme.

4.	DURATION

4.1	Subject to Rule 19, the Scheme shall be valid and effective for the Award Period (after which no further Awards will be granted), and thereafter for so long as there are any non-vested Award Shares granted hereunder prior to the expiration of the Scheme, in order to give effect to the vesting of such Award Shares or otherwise as may be required in accordance with the provisions of the Scheme Rules.

5.	ADMINISTRATION

5.1	The Scheme shall be subject to the administration of the Board in accordance with the Scheme Rules and, where applicable, the Trust Deeds. A decision of the Board or the committee of the Board or person(s) to which the Board has delegated its authority shall be final and binding on all persons affected thereby.

5.2	The authority to administer the Scheme may be delegated by the Board to a committee of the Board or any person(s) as deemed appropriate at the sole discretion of the Board, provided that nothing in this Rule 5.2 shall prejudice the Board’s power to revoke such delegation at any time or derogate from the discretion rested with the Board as contemplated in Rule 5.1.

5.3	Without prejudice to the Board’s general power of administration, the Board or the committee of the Board or person(s) to which the Board has delegated its authority may from time to time appoint one or more administrators, who may be independent third-party contractors, to assist in the administration of the Scheme, to whom they, at their sole discretion, may delegate such functions relating to the administration of the Scheme as they may think fit. The duration of office, terms of reference and remuneration (if any) of such administrator(s) shall be determined by the Board at their sole discretion from time to time.

5.4	Without prejudice to the Board’s general power of administration, to the extent not prohibited by applicable laws and regulations, the Board or the committee of the Board or person(s) to which the Board has delegated its authority may also from time to time appoint one or more Trustees in respect of granting, administration or vesting of any Award Shares.

5.5	Subject to the Scheme Rules, the Listing Rules and any applicable law and regulations, the Board and the committee of the Board or person(s) to which the Board has delegated its authority shall have the power from time to time to:

(a)	construe and interpret the Scheme Rules and the terms of the Awards granted under the Scheme;

(b)	make or vary such arrangements, guidelines, procedures and/or regulations for the administration, interpretation, implementation and operation of the Scheme, provided that they are not inconsistent with the Scheme Rules;

(c)	decide how the vesting of the Awards Shares will be settled pursuant to Rule 10;

(d)	grant Awards to those Eligible Persons whom it shall select from time to time;

(e)	determine the terms and conditions of the Awards and the Purchase Price (if any);

(f)	determine the commencement or termination date of an Eligible Person’s employment with any member of the Group;

(g)	establish and administer performance targets in respect of the Scheme;

(h)	approve the form of an Award Letter; and

(i)	take such other steps or actions to give effect to the terms and intent of the Scheme Rules.

5.6	None of the directors of the Company or any person(s) to whom the Board has delegated its authority shall be personally liable by reason of any contract or other instrument executed by him/her, or on his/her behalf or for any mistake of judgment made in good faith, for the purposes of the Scheme, and the Company shall indemnify and hold harmless each member of the Board and any person(s) to whom the Board has delegated its authority in relation to the administration or interpretation of the Scheme, against any cost or expense (including legal fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Scheme unless arising out of such person’s own wilful default, fraud or bad faith.

6.	OPERATION OF THE SCHEME

6.1	The Board may, from time to time, select any Eligible Person to be a Selected Participant and, subject to Rule 6.5, grant an Award to such Selected Participant during the Award Period.

6.2	The committee of the Board or person(s) to which the Board has delegated its authority may, from time to time, select any Eligible Person to be a Selected Participant and subject to Rule 6.5, grant an Award to such Selected Participant during the Award Period.

6.3	In determining the Selected Participants, the Board or the committee of the Board or person(s) to which the Board has delegated its authority may take into consideration matters including the present and expected contribution of the relevant Selected Participant to the Group.

6.4	Each grant of an Award to any director of the Company, chief executive officer, or Substantial Shareholder of the Company (or any of their respective associates) shall be subject to compliance with the Listing Rules (including Rule 17.04 of the Listing Rules).

6.5	Notwithstanding the provision in Rule 6.1 and Rule 6.2, no grant of any Award Shares to any Selected Participant may be made:

(a)	in any circumstances where the requisite approval from any applicable regulatory authorities has not been granted;

(b)	in any circumstances that any member of the Group will be required under applicable securities laws, rules or regulations to issue a prospectus or other offer documents in respect of such Award or the Scheme, unless the Board determines otherwise;

(c)	where such Award would result in a breach by any member of the Group or its directors of any applicable securities laws, rules or regulations in any jurisdiction;

(d)	where such grant of Award would result in a breach of the Scheme Limit or would otherwise cause the Company to issue Shares in excess of the permitted amount in the mandate approved by the Shareholders;

(e)	where an Award is to be satisfied by way of issue of new Shares to the Trustee (or Holdcos), in any circumstances that cause the total Shares issued or allotted to connected persons to be in excess of the amount permitted in the mandate approved by the Shareholders, and any such grant so made shall be null and void to the extent (and only to the extent) that it falls within the circumstances above.

7.	Restrictions on grant

7.1	No grant of Award Shares shall be made to any Selected Participant under the Scheme where any Director and/or such Selected Participant is in possession of unpublished inside information in relation to the Company or any of its subsidiaries or where dealings in Shares have been suspended or dealings in Shares by any Director are prohibited under any code or requirement of the Listing Rules or any applicable legal or regulatory requirement from time to time or where such grant of the Award Shares would result in a breach of the Scheme Limit (as defined below).

7.2	In respect of the administration of the Scheme, the Company shall comply with all applicable disclosure regulations including those imposed by the Listing Rules.

8.	AWARD LETTER AND NOTIFICATION OF GRANT OF AWARDS

8.1	The Company shall issue a letter to each Selected Participant in such form as the Board or the committee of the Board or person(s) to which the Board has delegated its authority may from time to time determine, specifying the Grant Date, the number of Award Shares underlying the Award, the period within which it must be accepted before lapsing, the Purchase Price (if any) for the Award Shares, the vesting criteria and conditions, and the Vesting Date and such other details as the they may consider necessary (an “Award Letter”).

The Purchase Price (if any) shall be such price determined by the Board or its delegate(s) in their absolute discretion, based on considerations such as the prevailing closing price of the Shares, the purpose of the Scheme and the characteristics and profile of the Selected Participant, and notified to the Selected Participant in the Award Letter.

8.2	As soon as practicable after the grant of any Award to a Selected Participant, the Company shall notify the Trustee of:

(a)	the name of each such Selected Participant to whom such an Award has been made;

(b)	the number of Award Shares to which each such Award relates; and

(c)	the date or dates on which each such Award will vest.

9.	ISSUE OF SHARES TO THE TRUSTEE AND ACQUISITION OF SHARES BY THE TRUSTEE

9.1	Pursuant to the Scheme, the Award Shares will be satisfied by (i) existing Shares to be acquired by the Trustee (or Holdcos) on the market, and/or (ii) new Shares to be allotted and issued to the Trustee (or Holdcos) by the Company. Subject to Rule 9.6, the Company shall, for the purposes of satisfying the grant of Awards, issue and allot Shares to the Trustee (or Holdcos) and/or transfer to the Trusts the necessary funds and instruct the Trustee to acquire Shares through on-market transactions at the prevailing market price. Subject to Rule 14, the Company shall instruct the Trustee whether or not to apply any Returned Shares to satisfy any grant of Awards made, and if the Returned Shares, as specified by the Company, are not sufficient to satisfy the Awards granted, the Company shall, subject to Rule 9.3, for purposes of satisfying the Awards granted, issue and allot further Shares to the Trustee (or Holdcos) and/or transfer to the Trusts the necessary funds and instruct the Trustee to acquire further Shares through on-market transactions at the prevailing market price.

9.2	Where the Trustee has received instructions from the Company to acquire shares through on-market transactions, the Trustee shall acquire (or cause Holdcos to acquire) such number of Shares as instructed by the Company on-market at the prevailing market price as soon as reasonably practicable after receiving the necessary funds from the Company.

9.3	The Board at its discretion may from time to time determine that any dividends declared and paid by the Company in relation to the Award Shares be paid to the Selected Participants. The Trustee shall hold the Award Shares, and all cash income derived from the Award Shares (i.e. cash dividends) if any on trust for the Selected Participant until the end of relevant vesting period in accordance with Rule 11.

9.4	For the avoidance of doubt, the Company shall not issue or allot Shares in excess of the amount permitted in the mandate approved by the Shareholders.

9.5	The Trustee shall only be obliged to transfer Award Shares to Selected Participants on vesting to the extent that Award Shares are comprised in the Trusts.

9.6	The Company shall not issue or allot Shares nor instruct the Trustee to acquire Shares through on-market transactions at the prevailing market price, where such action (as applicable) is prohibited under the Listing Rules, the SFO or other applicable laws from time to time. Where such a prohibition causes the prescribed timing imposed by the Scheme Rules or the Trust Deeds to be missed, such prescribed timing shall be treated as extended until as soon as reasonably practicable after the first Business Day on which the prohibition no longer prevents the relevant action.

10.	VESTING OF AWARD

10.1	The Board or the committee of the Board or person(s) to which the Board delegated its authority may from time to time while the Scheme is in force and subject to all applicable laws, determine such vesting criteria and conditions or periods for the Award to be vested hereunder, provided however that the vesting period for Awards shall not be less than 12 months, except that any Awards granted to an Employee may be subject to a shorter vesting period, including where:

(a) grants of “make whole” Awards to new Employees to replace awards or options such Employees forfeited when leaving their previous employers;

(b) grants to an Employee whose employment is terminated due to death or disability or event of force majeure;

(c) grants of Awards which are subject to the fulfilment of performance targets as determined in the conditions of his/her grant;

(d) grants of Awards the timing of which is determined by administrative or compliance requirements not connected with the performance of the relevant Employee, in which case the Vesting Date may be adjusted to take account of the time from which the Award would have been granted if not for such administrative or compliance requirements;

(e) grants of Award with a mixed vesting schedule such that the Awards vest evenly over a period of 12 months; or

(f) grants of Awards with a total vesting and holding period of more than 12 month.

10.2	If the Vesting Date is not a Business Day, the Vesting Date shall, subject to any trading halt or suspension in the Shares, be the Business Day immediately thereafter.

10.3	For the purposes of vesting of the Award, the Board or the committee of the Board or person(s) to which the Board delegated its authority may either:

(a)	direct and procure the Trustee to release from the Trusts the Award Shares to the Selected Participants by transferring the number of Award Shares to the Selected Participants in such manner as determined by them from time to time; or

(b)	to the extent that, at the determination of the Board or its delegate(s), it is not practicable for the Selected Participant to receive the Award in Shares solely due to legal or regulatory restrictions with respect to the Selected Participant’s ability to receive the Award in Shares or the Trustee’s ability to give effect to any such transfer to the Selected Participant, the Board or its delegate(s) will direct and procure the Trustee to sell, on-market at the prevailing market price, the number of Award Shares so vested in respect of the Selected Participant and pay the Selected Participant the proceeds in cash arising from such sale based on the Actual Selling Price of such Award Shares as set out in the Vesting Notice.

10.4	Except in the circumstances as set out in Rule 10.8, barring any unforeseen circumstances, within a reasonable time period as agreed between the Trustee and the Board from time to time prior to any Vesting Date, the Board or its delegate(s) shall send to the relevant Selected Participant a vesting notice (the “Vesting Notice”). The Board or its delegate(s) shall forward a copy of the Vesting Notice to the Trustee and instruct the Trustee the extent to which the Award Shares held in the Trusts shall be transferred and released from the Trusts to the Selected Participant in the manner as determined by the Board or its delegate(s), or be sold as soon as practicable from the Vesting Date.

10.5	Except in the circumstances as set out in Rule 10.8, subject to the receipt of the Vesting Notice and the instructions from the Board or its delegate(s), the Trustee shall transfer and release the relevant Award Shares to the relevant Selected Participant in the manner as determined by the Board or its delegate(s) or sell the relevant Award Shares within any time stipulated in Rule 10.4 above and pay the Actual Selling Price to the Selected Participant within a reasonable time period in satisfaction of the Award.

10.6	Any stamp duty or other direct costs and expenses arising on vesting and transfer of the Award Shares to or for the benefit of the Selected Participants shall be borne by the Company. Any duty or other direct costs and expenses arising on the sale of the Award Shares due to the vesting shall be borne by the Selected Participant.

10.7	All costs and expenses in relation to all dealings with the Award Shares after vesting and transfer of the Award Shares to the Selected Participant (as the case may be) shall be borne by the Selected Participant and neither the Company nor the Trustee (or Holdcos) shall be liable for any such costs and expenses thereafter.

10.8	Other than the stamp duty to be borne by the Company in accordance with Rule 10.6, all other taxes (including personal income taxes, professional taxes, salary taxes and similar taxes, as applicable), duties, social security contributions, impositions, charges and other levies arising out of or in connection with the Selected Participant’s participation in the Scheme or in relation to the Award Shares or cash amount of equivalent value of the Award Shares (the “Taxes”) shall be borne by the Selected Participant and neither the Company nor the Trustee (or Holdcos) shall be liable for any Taxes. The Selected Participant will indemnify the Trustee, Holdcos and all members of the Group against any liability each of them may have to pay or account for such Taxes, including any withholding liability in connection with any Taxes. To give effect to this, the Trustee or any member of the Group may, notwithstanding anything else in these Scheme Rules (but subject to applicable law):

(a)	reduce or withhold the number of the Selected Participant’s Award Shares underlying the Award (the number of Award Shares underlying the Award that may be reduced or withheld shall be limited to the number of Award Shares that have a fair market value on the date of withholding that, in the reasonable opinion of the Company is sufficient to cover any such liability);

(b)	sell, on the Selected Participant’s behalf, such number of Shares to which the Selected Participant becomes entitled under the Scheme and retain the proceeds and/or pay them to the relevant authorities or government agency;

(c)	deduct or withhold, without notice to the Selected Participant, the amount of any such liability from any payment to the Selected Participant made under the Scheme or from any payments due from a member of the Group to the Selected Participant, including from the salary payable to the Selected Participant by any member of the Group; and/or

(d)	require the Selected Participant to remit to any member of the Group, in the form of cash or a certified or bank cashier’s check, an amount sufficient to satisfy any Taxes or other amounts required by any governmental authority to be withheld and paid over to such authority by any member of the Group on account of the Selected Participant or to otherwise make alternative arrangements satisfactory to the Company for the payment of such amounts.

The Trustee shall not be obliged to transfer any Award Shares (or pay the Actual Selling Price of such Award Shares in cash) to a Selected Participant unless and until the Selected Participant satisfies the Trustee and the Company that such Selected Participant’s obligations under this Rule have been met.

11.	CESSATION OF EMPLOYMENT AND OTHER EVENTS

11.1	If a Selected Participant ceases to be an Eligible Person by reason of retirement of the Selected Participant, any outstanding Award Shares not yet vested shall continue to vest in accordance with the Vesting Dates set out in the Award Letter, unless the Board or its delegate(s) determines otherwise at their absolute discretion.

11.2	If a Selected Participant ceases to be an Eligible Person by reason of (i) death of the Selected Participant, (ii) termination of the Selected Participant’s employment or contractual engagement with the Group or Related Entities by reason of his/her permanent physical or mental disablement, (iii) termination of the Selected Participant’s employment or contractual engagement with the Group or Related Entities by reason of redundancy, any outstanding Award Shares not yet vested shall be immediately forfeited, unless the Board or its delegate(s) determines otherwise at their absolute discretion.

11.3	If a Selected Participant, being an Employee whose employment is terminated by the Group or Related Entities by reason of the employer terminating the contract of employment without notice or payment in lieu of notice, or the Selected Participant having been convicted of any criminal offence involving his or her integrity or honesty, any outstanding Award Shares not yet vested shall be immediately forfeited, unless the Board or its delegate(s) determines otherwise at their absolute discretion.

11.4	If a Selected Participant is declared bankrupt or becomes insolvent or makes any arrangements or composition with his or her creditors generally, any outstanding Award Shares not yet vested shall be immediately forfeited, unless the Board or its delegate(s) determines otherwise at their absolute discretion.

11.5	If a Selected Participant ceases to be an Eligible Person for reasons other than those set out in Rule 11.1, 11.1, 11.3 or 11.4, any outstanding Award Shares not yet vested shall be immediately forfeited, unless the Board or its delegate(s) determines otherwise at their absolute discretion.

11.6	A Selected Participant shall be taken to have retired on the date that he or she retires upon or after reaching the age of retirement specified in his/her service agreement or pursuant to any retirement policy of the Company or Related Entities applicable to him/her from time to time or, in case there is no such terms of retirement applicable to the Selected Participant, with the approval or the Board.

11.7	In the event that an Award or any part thereof to a Selected Participant vests by reason of the death of such Selected Participant, the Trustee (or Holdcos) shall hold such number of Awards Shares as are equal to the vested Award Shares or the Actual Selling Price (hereinafter referred to as “Benefits”) on trust and to transfer the same to the legal personal representatives of the Selected Participant within two years of the death of the Selected Participant (or such longer period as the Trustee and the Company shall agree from time to time) or, if the Benefits would otherwise become bona vacantia, the Benefits shall be forfeited and cease to be transferable and such Benefits shall be held by the Trustee (or Holdcos) as Returned Shares or funds of the Trusts for the purposes of the Scheme. Notwithstanding the foregoing, the Benefits held upon the trusts hereof shall until transfer is made in accordance herewith be retained and may be invested and otherwise dealt with by the Trustee in every way as if they had remained part of the Trusts.

11.8	The Company shall, from time to time, inform the Trustee in writing, the date in which such Selected Participant ceased to be an Eligible Person and any amendments to the terms and conditions of the Award in respect to such Selected Participant (including the number of Award Shares entitled).

12.	TRANSFERABILITY AND OTHER RIGHTS TO AWARD SHARES

12.1	Any Award granted hereunder but not yet vested shall be personal to the Selected Participant to whom it is made and shall not be assignable or transferable and no Selected Participant shall in any way sell, transfer, charge, mortgage, encumber or create any interest in favour of any other person over or in relation to any such Award, or enter into any agreement to do so.

12.2	Any actual or purported breach of Rule 12.1 shall entitle the Company to cancel any outstanding Award or part thereof granted to such Selected Participant. For this purpose, a determination from the legal department of the Company or such other person(s) delegated this function by the Board, to the effect that the Selected Participant has or has not breached any of the foregoing shall be final and conclusive as to such Selected Participant.

12.3	Subject to Rules 9.3 and 13.1(c), the Award Shares shall be identical to all existing issued Shares and shall be allotted and issued subject to all the provisions of the memorandum and articles of association of the Company for the time being in force and will rank pari passu with and shall have the same voting, dividend, transfer and other rights, including those arising on liquidation of the Company as attached to the other fully paid Shares in issue.

12.4	Subjects to compliance with the requirements of the Listing Rules, any Awards granted may be cancelled by the Board or the committee of the Board or person(s) to which the Board has delegated its authority, and the vesting conditions of any Awards granted may be modified, at any time with the prior consent of the grantee.

13.	INTEREST IN THE ASSETS OF THE TRUSTS

13.1	For the avoidance of doubt:

(a)	a Selected Participant shall have only a contingent interest in the Award subject to the vesting of such Award in accordance with Rules 10 and 14;

(b)	no instructions may be given by a Selected Participant to the Trustee in respect of the Award or any other property of the Trusts and the Trustee shall not follow instructions given by a Selected Participant to the Trustee in respect of the Award or any other property of the Trusts;

(c)	neither the Selected Participant nor a Trustee may exercise any voting rights in respect of any Award Shares that have not yet vested. Once the Awards are vested and the underlying Shares are transferred to the Selected Participant in accordance with the Scheme Rules, the Selected Participant shall be the legal owner of and thus is entitled to exercise the voting rights underlying these Shares so vested;

(d)	a Selected Participant shall have no right to any of the Returned Shares or any dividend of the Returned Shares, all of which shall be retained by the Trustee for the benefit of the Scheme;

(e)	a Selected Participant shall have no rights in the balance of the fractional shares arising out of consolidation of Shares (if any) and such Shares shall be deemed Returned Shares for the purposes of the Scheme;

(f)	in the case of the death of a Selected Participant, the Benefits shall be forfeited if no transfer of the Benefits to the legal personal representatives of the Selected Participant is made within the period prescribed in Rule 11.7 and the legal personal representatives of the Selected Participant shall have no claims against the Company, Holdcos or the Trustee; and

(g)	in the event a Selected Participant ceases to be an Eligible Person on or prior to the relevant Vesting Date and the Award in respect of the relevant Vesting Date shall lapse or be forfeited pursuant to the Scheme, such Award shall not vest on the relevant Vesting Date and the Selected Participant shall have no claims against the Company Holdcos or the Trustee, unless the Board determines otherwise at its absolute discretion.

14.	TAKEOVER, RIGHTS ISSUE, OPEN OFFER, SCRIP DIVIDEND SCHEME, ETC.

Change in control

14.1	If there is an event of change in control of the Company by way of a merger, a privatisation of the Company by way of a scheme or by way of an offer, the Board or the committee of the Board or person(s) to which the Board has delegated its authority shall at their sole discretion determine whether the Vesting Dates of any Awards will be accelerated. If the Vesting Dates of any Awards are accelerated, the procedures as set out in Rule 10.4 shall apply except that the Vesting Notice will be sent to such Selected Participant affected by this Rule 14.1 based on the proposed Vesting Date as soon as practicable once the proposed Vesting Date is known. The Trustee shall transfer the Award Shares or pay the Actual Selling Price in cash, as the case may be, to the Selected Participant in accordance with the Vesting Notice.

For the purpose of Rule 14.1, “control” shall have the meaning as specified in The Codes on Takeovers and Mergers and Share Buy-backs issued by the SFC from time to time.

Open offer and rights issue

14.2	In the event the Company undertakes an open offer of new securities, the Trustee (or Holdcos) shall not subscribe for any new Shares. In the event of a rights issue, the Trustee shall seek instruction from the Company on the steps or actions to be taken in relation to the nil-paid rights allotted to it.

Bonus warrants

14.3	In the event the Company issues bonus warrants in respect of any Shares which are held by the Trustee (or Holdcos), the Trustee shall not, unless otherwise instructed by the Company, subscribe (or cause Holdcos to subscribe) for any new Shares by exercising any of the subscription rights attached to the bonus warrants, and shall sell the bonus warrants created and granted to it, and the net proceeds of sale of such bonus warrants shall be held as funds of the Trusts for the benefit of the Scheme.

Scrip Dividend

14.4	In the event the Company undertakes a scrip dividend scheme, the Trustee (or Holdcos) shall elect to receive the scrip Shares and such Shares will be held as Returned Shares.

Consolidation, Sub-division, Bonus issue and other distribution

14.5	In the event the Company undertakes a capitalization issue, rights issue, sub-division, consolidation or reduction of the Shares, corresponding changes will be made to (i) the number of outstanding Award Shares that have been granted; or (ii) the purchase price (if any) provided that the adjustments shall be made in such manner as the Board determines to be fair and reasonable in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Scheme for the Selected Participants and such alternations shall be made on the basis that a grantee shall have the same proportion of the equity capital of the Company as to which he/she was entitled to have and the purchase price (if any) payable by a grantee shall remain as nearly as possible the same as it was before such alternations and no such alterations shall be made if the effect of such alterations would be to enable a Share to be issued at less than its nominal value. All fractional shares (if any) arising out of such consolidation or sub-division in respect of the Award Shares of a Selected Participant shall be deemed as Returned Shares and shall not be transferred to the relevant Selected Participant on the relevant Vesting Date.

14.6	In the event of an issue of Shares by the Company credited as fully paid to the holders of the Shares by way of capitalisation of profits or reserves (including share premium account), the Shares attributable to any Award Shares held by the Trustee (or Holdcos) shall be deemed to be an accretion to such Award Shares and shall be held by the Trustee (or Holdcos) as if they were Award Shares issued to or purchased by the Trustee (or Holdcos) hereunder and all the provisions hereof in relation to the original Award Shares shall apply to such additional Shares.

14.7	In the event of any non-cash distribution or other events not referred to above by reason of which the Board considers an adjustment to an outstanding Award to be fair and reasonable, an adjustment shall be made to the number of outstanding Award Shares of each Selected Participant as the Board shall consider to be fair and reasonable in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Scheme for the Selected Participants. The Company shall provide such funds, or such directions on application of the Returned Shares or other funds in the Trusts, as may be required to enable the Trustee (or Holdcos) to purchase Shares on-market at the prevailing market price to satisfy the additional Award.

14.8	In the event of other non-cash and non-scrip distributions made by the Company not otherwise referred to in the Scheme Rules in respect of the Shares held upon Trusts, the Trustee shall sell such distribution and the net sale proceeds thereof shall be deemed as cash income of a Share held upon the Trusts.

15.	SCHEME LIMIT AND SERVICE PROVIDER SUBLIMIT

15.1	The Company shall not make any further grant of Award which will result in the aggregate number of Shares underlying all grants made pursuant to the Scheme and any other share schemes (excluding Award Shares that have been forfeited in accordance with the Scheme) to exceed 10% of Company’s issued share capital as at the Listing Date (the “Scheme Limit”).

15.2	The Company shall not make any further grant of Awards to Service Providers which will result in the aggregate number of Shares underlying all grants made pursuant to the Scheme and any other share schemes of the Company (excluding Award Shares that have been forfeited in accordance with the Scheme) to exceed 1% of Company’s issued share capital as at the Listing Date (the "Service Provider Sublimit") unless Shareholders approve a further refreshment of the Service Provider Sublimit or Shareholder approval is obtained in compliance with the Listing Rules.

15.3	The Company may seek approval by Shareholders in general meeting for refreshing the Scheme Limit and the Service Provider Sublimit, subject to compliance with the requirements of the Listing Rules.

15.4	Where any grant of Awards to a Selected Participant would result in the Shares issued and to be issued in respect of all awards and options granted to such person (excluding any Awards lapsed in accordance with the terms of the Scheme) in the 12-month period up to and including the date of such grant representing in aggregate over 1% of the Shares of the Company in issue (the "1% individual limit"), such grant must be separately approved by Shareholders in general meeting with such Selected Participant and his/her close associates (or associates if the Selected Participant is a connected person) abstaining from voting.

15.5	Any grant of Awards to a Director, chief executive officer or Substantial Shareholder, or any of their respective associates, must be approved by the independent non-executive Directors of the Company (excluding any independent non-executive Director who is the grantee of the Awards). Where any grant of Awards to a Director, chief executive officer, a Substantial Shareholder, or any of their associates would result in the Shares issued and to be issued in respect of all awards and option granted (excluding any awards or options lapsed in accordance with the terms of the relevant schemes) to such person in the 12-month period up to and including the date of such grant, representing in aggregate over 0.1 % of the Shares in issue, such further grant of Awards must be approved by Shareholders in general meeting in the manner set out in Rule 17.04(4) if the Listing Rule.

16.	RETURNED SHARES

16.1	The Trustee shall hold Returned Shares to be applied towards future Awards in accordance with the provisions hereof for the purpose of the Scheme. When Shares have been deemed to be Returned Shares under the Scheme Rules, the Trustee shall notify the Company accordingly.

17.	INTERPRETATION

17.1	Any decision to be made under the Scheme, including matters of interpretation with respect to the Scheme Rules, shall be made by the Board or the committee of the Board or person(s) to which the Board has delegated its authority. The decision by the Board shall be final and binding.

18.	ALTERATION OF THE SCHEME

18.1	Subject to the Scheme Limit and compliance with Rule 21.1, the Scheme may be altered in any respect by a resolution of the Board provided that no such alteration shall operate to affect adversely any subsisting rights of any Selected Participant unless otherwise provided for in these Scheme Rules, except:

(a)	with the consent in writing of Selected Participants amounting to three-fourths in nominal value of all Award Shares held by the Trustee on that date; or

(b)	with the sanction of a special resolution that is passed at a meeting of the Selected Participants amounting to three-fourths in nominal value of all Award Shares held by the Trustee on that date.

18.2	For the avoidance of doubt, the change in the subsisting rights of a Selected Participant in Rule 18.1 refers solely to any change in the rights in respect of the Award Shares already granted to a Selected Participant.

18.3	For any such meeting of Selected Participants referred to in Rule 18.1, all the provisions of the Articles as to general meetings of the Company shall apply mutatis mutandis as though the Shares then held by the Trustee (or Holdcos) on behalf of Selected Participants were a separate class of shares forming part of the share capital of the Company except that:

(a)	not less than 7 days’ notice of such meeting shall be given;

(b)	a quorum at any such meeting shall be two Selected Participants present in person or by proxy;

(c)	every Selected Participant present in person or by proxy at any such meeting shall be entitled on a show of hands to one vote, and on a poll, to one vote for each Award Share awarded to him or her and held by the Trustee (or Holdcos) (but, for the avoidance of doubt, excluding for this purpose any Returned Shares);

(d)	any Selected Participant present in person or by proxy may demand a poll; and

(e)	if any such meeting is adjourned for want of a quorum, such adjournment shall be to such date and time, being not less than 7 nor more than 14 days thereafter, and to such place as may be appointed by the chairman of the meeting (as appointed by the Board). At any adjourned meeting those Selected Participants who are then present in person or by proxy shall form a quorum provided that Rule 18.3(b) shall be complied with in the event of any such adjournment. At least 7 days’ notice of any adjourned meeting shall be given in the same manner as for an original meeting and such notice shall state that those Selected Participants who are then present in person or by proxy shall form a quorum provided that Rule 18.3(b) shall be complied with.

19.	TERMINATION

19.1	Subject to Rule 4, the Scheme shall terminate on the earlier of:

(a)	the end of the Award Period except in respect of any non-vested Award Shares granted hereunder prior to the expiration of the Scheme, for the purpose of giving effect to the vesting of such Award Shares or otherwise as may be required in accordance with the provisions of the Scheme; and

(b)	such date of early termination as determined by the Board provided that such termination shall not affect any subsisting rights of any Selected Participant hereunder; provided further that for the avoidance of doubt, the change in the subsisting rights of a Selected Participant in this Rule 19.1(b) refers solely to any change in the rights in respect of the Award Shares already granted to a Selected Participant.

19.2	On the Business Day following the settlement, lapse, forfeiture or cancellation (as the case may be) of the last outstanding Award made under the Scheme, the Trustee shall sell all the Shares remaining in the Trusts within a reasonable time period as agreed between the Trustee and the Company upon receiving notice of the settlement, lapse, forfeiture or cancellation (as the case may be) of such last outstanding Award (or such longer period as the Company may otherwise determine), and remit all cash and net proceeds of such sale referred to in this Rule 19.2 and other funds remaining in the Trusts (after making appropriate deductions in respect of all disposal costs, expenses and other existing and future liabilities in accordance with the Trust Deeds) to the Company. For the avoidance of doubt, the Trustee shall not transfer any Shares to the Company nor may the Company otherwise hold any Shares whatsoever (other than the proceeds in the sale of such Shares pursuant to this Rule 19.2).

20.	shareholders’ mandate

20.1	To the extent that the Scheme Limit set out in Rule 15 is subsequently refreshed or increased by way of alternation of the Scheme pursuant to Rule 18.1 and the Company is required to issue and allot new shares to satisfy any Awards in excess of amount previously approved by the Shareholders, the Company shall at a general meeting propose, and the Shareholders shall consider and if thought fit, pass an ordinary resolution and approving a mandate specifying:

(a)	the maximum number of new Shares that may be issued for this purpose; and

(b)	that the Board has the power to issue, allot, procure the transfer of and otherwise deal with the Shares in connection with the Scheme.

20.2	The mandate referred to in Rule 20.1 will remain in effect only during the period from the passing of the ordinary resolution granting the mandate until the variation or revocation of such mandate by an ordinary resolution of the Shareholders in a general meeting.

21.	MISCELLANEOUS

21.1	The Scheme shall not form part of any contract of employment between the Company or any Subsidiary and any Eligible Person, and the rights and obligations of any Eligible Person under the terms of his/her office or employment shall not be affected by his/her participation in the Scheme or any right which he/she may have to participate in it and the Scheme shall afford such Eligible Person no additional rights to compensation or damages in consequence of the termination of such office or employment for any reason.

21.2	The Company shall bear the costs of establishing and administering the Scheme, including, for the avoidance of doubt, costs arising from communication as referred to in Rule 21.3, expenses incurred in the purchase of Shares by the Trustee (or Holdcos) and stamp duty and normal registration fee (i.e. not being fee chargeable by the share registrar of any express service of registration) in respect of the transfer of Shares to Selected Participants on the relevant Vesting Date. For the avoidance of doubt, the Company shall not be liable for any Tax or expenses of such other nature payable on the part of any Eligible Person in respect of any sale, purchase, vesting or transfer of Shares (or cash amount of equivalent value being paid), other than for any withholding tax liability of the Company or any member of the Group under applicable laws.

21.3	Any notice or other communication between the Company and any Eligible Person may be given by sending the same by prepaid post or by personal delivery to, in the case of the Company, its registered office in Hong Kong or such other address as notified to the Eligible Person from time to time and in the case of an Eligible Person, his/her address as notified to the Company from time to time or by hand delivery. In addition, any notice (including the Vesting Notice) or other communication from the Company to any Eligible Person or Selected Participant may be given by any electronic means through the Trustee, as the Board considers appropriate.

21.4	Any notice or other communication served by post shall be deemed to have been served 24 hours after the same was put in the post. Any notice or other communication served by electronic means shall be deemed to have been received on the day following that on which it was sent.

21.5	The Company shall not be responsible for any failure by any Eligible Person to obtain any consent or approval required for such Eligible Person to participate in the Scheme as a Selected Participant or for any Tax, expenses, fees or any other liability to which an Eligible Person may become subject as a result of participation in the Scheme.

21.6	Each and every provision hereof shall be treated as a separate provision and shall be severally enforceable as such in the event of any provision or provisions being or becoming unenforceable in whole or in part. To the extent that any provision or provisions are unenforceable they shall be deemed to be deleted from these Scheme Rules, and any such deletion shall not affect the enforceability of the Scheme Rules as remain not so deleted.

21.7	The Scheme is subject to the provisions of Chapter 17 of the Listing Rules.

21.8	Save as specifically provided herein, the Scheme shall not confer on any person any legal or equitable rights (other than those constituting and attaching to the Award Shares themselves) against the Group directly or indirectly or give rise to any cause of action at law or in equity against the Group. No person shall, under any circumstances, hold the Board, its delegate and/or the Company liable for any costs, losses, expenses and/or damages whatsoever arising from or in connection with the Scheme or the administration thereof.

21.9	In the event that an Award lapses in accordance with the Scheme Rules, no Selected Participants shall be entitled to any compensation for any loss or any right or benefit or prospective right or benefit under the Scheme which he or she might otherwise have enjoyed.

21.10	The Scheme shall operate subject to the Articles and to any restrictions under any applicable laws, rules and regulations.

21.11	By participating in the Scheme, the Selected Participant consents to the holding, processing, storage and use of personal data or information concerning him or her by any member of the Group, the Trustee, Holdcos or other third-party service provider, in Hong Kong or elsewhere, for the purpose of the administration, management or operation of the Scheme. Such consent permits, but is not limited to, the following:

(a)	the administration and maintenance of records of the Selected Participant;

(b)	the provision of data or information to members of the Group, the Trustee, Holdcos, registrars, brokers or third-party administrators or managers of the Scheme, in Hong Kong or elsewhere;

(c)	the provision of data or information to future purchasers or merger partners of the Company, the Selected Participant’s employing company, or the business in which the Selected Participant works;

(d)	the transfer of data or information about the Selected Participant to a country or territory outside the Selected Participant’s home country which may not provide the same statutory protection for the information as his/her home country; and

(e)	in the case where an announcement is required to be made pursuant to the Listing Rules for the purposes of granting an Award, the disclosure of the identity of such Selected Participant, the number of Award Shares and the terms of the Award granted and/or to be granted and all other information as required under the Listing Rules.

The Selected Participant is entitled, on payment of a reasonable fee, to a copy of the personal data held about him or her, and if such personal data is inaccurate, the Selected Participant has the right to have it corrected.

22.	GOVERNING LAW

22.1	The Scheme shall be governed by and construed in accordance with the laws of Hong Kong.